SUB-ITEM 77C

(a1) The Special Shareholders' Meeting of THE AAL MUTUAL FUNDS on FEBRUARY 12, 2002.

(b1) n/a

(c1) RESOLVED: a majority vote of The AAL Aggressive Growth Fund shareholders agreed to approve the Sub-Adisory Agreement with Janus Capital Management LLC

                    # of shares         % of
                    outstanding         shares
                    -------------       -------
For                 4,258,240.103       95.202%

Against             111,186.729          2.486%

Abstained           103,398.411          2.312%
                    -------------       -------
                    4,472,824.243       100.000%

(d1) n/a